Exhibit 16.1

[Letterhead of Turlington and Company, L.L.P.]

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 17, 2014, of Bank of the Carolinas Corporation (the “Company”) and are in agreement with the statements contained in paragraph (a) on page 2 therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

September 17, 2014